Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), dated March 13th, 2014, (the “Effective Date”) is made and entered by and between INFINITY REAL ESTATE HOLDINGS CORPORATION, a Delaware corporation (the “Company”), and TREVOR ERRIDGE (the “Executive”).

WITNESSETH:

WHEREAS, the Company and the Executive have agreed to enter into this Executive Employment Agreement (this “Agreement”) to establish their respective rights and obligations in regard to the employment of the Executive by the Company and their respective rights and obligations in the event of the termination of that employment;

THEREFORE, the parties hereby agree to abide by all future Amendments, Schedules and Exhibits to be established which may include, but are not limited to: Employee Benefits, Additional Compensation including: Profit Sharing and Bonuses, Stock Options and Stock Ownership, and other compensatory accommodations as set forth by the Company’s Board of Directors for the Executive, and remaining consistent with the Company’s Employment Policies and Procedures;

FURTHERMORE, in consideration of the mutual covenants and agreements contained herein, the sufficiency of which consideration is hereby acknowledged, the parties hereto covenant and agree as follows:

Employment Period:  Subject to termination as provided for in this Agreement, this Agreement is for a term commencing on March 13th, 2014.

Interim Employment Period:

The parties also agree that there will be an Interim Employment Period, beginning with the Employment Period Commencement Date, and by mutual consent not to exceed 6 months, wherein the Executive shall be considered employed while also performing key, albeit limited, duties as set forth by the Company. During this period, the Company acknowledges that the Executive can continue to engage in other income generating activities including, but not limited to: sales, consulting, or other activities until such time that the 6 month interim period has elapsed, or that the payroll process has begun. In consideration for the Interim Employment Period, the Company shall provide a one-time special dispensation to the Executive for special compensation as outlined in Section 2 (a).

Executive Term/ Duration Period:

This agreement shall remain in effect for a period of FIVE YEARS (5 Years) listed within the Employment Period as the commencement date, with the exception of those items being subject to the termination provisions contained herein and outlined in (Section 8).

Executive Relocation:

The Executive agrees to relocate as necessary and at the Company’s discretion.  The Company agrees to reimburse expenses directly related to the Executive’s relocation as outlined and approved by the Company’s “to be established” Policies and Procedures.

1.    Duties and Responsibilities: The Executive’s employment with the Company shall be subject to the following:

(a)  The Executive agrees that, during the entire term of this Agreement, the Executive shall be responsible for performing the duties and responsibilities of CHIEF FINANCIAL OFFICER, PRINCIPAL ACCOUNTING OFFICER, and TREASURER.  The Executive agrees that the Executive’s position title, assignments, duties, responsibilities, and reporting arrangements may be changed from time to time, with reasonable notice, by the Company, at its sole discretion.

(b)       The Executive shall perform all duties assigned to the Executive faithfully and efficiently. The Executive will have such authority and power as are inherent to the undertakings applicable to the Executive’s position and necessary to carry out the Executive’s responsibilities and the duties required of the Executive.

(c)       During the Executive’s employment the Executive shall devote the whole of the Executive’s business time, energies, talents, attention and ability to the performance of the Executive’s duties and responsibilities under this Agreement and use the Executive’s best efforts to promote the interests of the Company. The Executive shall not, without the prior written consent of the Company, accept employment, or engage in self-employment, or any other contract or assignment with any other individual, firm, corporation or board of directors at any time during the term of this Agreement.  Company understands the Executive may receive the benefit of work produced prior to employment with the Company regarding: Castanet Trading 1129 (a South African Company) and Iris Solutions, Inc. This includes all forms of compensation including revenue sharing, commissions, and/or other related compensatory accommodations.

(d)       The Executive agrees to abide by the policies, rules, regulations, systems and procedures that the Company may institute from time to time.

2.    Base Salary:

(a)         Subject to the terms and conditions of this Agreement, the Company shall pay the Executive an annual gross base salary of TWO HUNDRED FORTY THOUSAND DOLLARS ($240,000.00 US). The Executive’s salary shall be reviewed annually by the Board of Directors of the Company. The Salary will be paid in accordance with the Company’s payroll policies and procedures and is subject to all appropriate traditional and normal statutory and benefit deductions.

(b)         In consideration for the Interim Employment Period, the Company’s Board of Directors agrees to provide the Executive a one-time special dispensation for compensation as represented by 100,000 (Class A Common and Restricted) shares in IREHC. The Company has informed the Executive, and the Executive acknowledges that the shares will be restricted for 12 months from the time of issuance

3.    Incentive Compensation Plan: The Executive shall be entitled to participate in an Incentive Compensation Plan in accordance with the terms and conditions of the Company’s Incentive Compensation Plan, as amended from time to time and as outlined in the Company’s Employment Policies and Procedures.

(a)    The payment of an Incentive Compensation payment in any year shall not be considered a precedent for any later year and the payment shall not fetter the absolute discretion of the Board in future years to pay or not to pay an Incentive Compensation payment.

(b)   The Company retains the right to unilaterally revise the Incentive Compensation Plan at any time, up to and including its complete discontinuance, at its sole discretion.

4.    Hours of Work: The Executive understands that the hours of work involved in the performance of the Executive’s duties and responsibilities will vary and may be irregular as required to meet the objective of carrying out the Executive’s professional role within management.  The Salary of the Executive has been determined taking into account that the position requires that the Executive work such variable hours, including frequent travel and accordingly, the Executive shall not receive any additional compensation.

5.    Vacation: The Executive understands that vacation (hereafter “Vacation”) represents any company sanctioned time-off which is accumulated by the Executive for various purposes, including: vacation, sick time and personal days. The Executive also understands that the Company reserves the right to alter and/or change the company vacation policy at their sole discretion and consistent with potential changes in their policies and procedures. The Company’s vacation year runs from January 1st to December 31st of each calendar year (the “Vacation Year”).  The Executive will be entitled to earn 2.5 days of vacation leave per month of service to a maximum of 30 days such vacation leave days per Vacation Year and shall be taken and administered in accordance with the Company’s current vacation policy.  The Executive is encouraged to take vacation during the year that it is earned. On January 1st of each year, the Executive may automatically carry over up to a maximum of ten (10) days of accrued but unused vacation into the following year.  All unused vacation in excess of the carry over maximum will be forfeited.  Pay is not granted in lieu of vacation time not taken.  Upon termination of employment, the Executive agrees that the Company may deduct from any wages or other compensation owed to the Executive any vacation with pay that has been taken by the Executive, but which had not yet been accrued.

6.    Group Benefits: The Executive shall be entitled to participate in any of the Company’s group life, health and disability benefit plans (including but not limited to the Executive Disability Insurance Plan) which may be applicable to the Executive and in effect during the period of this Agreement, under such terms and conditions as provided thereunder. The Executive’s entitlement to payment of benefits under such plans will be governed by the policies put in place by the insurer(s).  If, for some reason, the Executive does not qualify to participate in a plan or is ineligible to receive a given benefit for whatever reason, the Company will have no obligation to provide the Executive with replacement benefits. The Company reserves the right to change insurers, change benefit plans and to modify or cancel the benefits it makes available to the Executive from time to time.

7.    Pension:

(a)   Where applicable, the Executive shall be entitled to participate in:

(i)   the Company’s Pension Plan (the “Pension Plan”) in accordance with the terms and conditions of the Pension Plan and as such terms and conditions may be amended from time to time.

(b)   The Executive acknowledges and agrees that the Pension Plan offered by the Company may be amended at any time, up to and including its complete discontinuance, in the Company’s sole discretion.  The Executive agrees that any changes to the Pension Plan shall not result in a termination of this Agreement and shall not constitute constructive dismissal.

8.    Termination of Employment:

(a)    Under this Agreement, the “Date of Termination” shall mean:

(i) if the Company terminates the Executive’s employment, the date designated by the Company as the last day of the Executive’s employment (without reference to and notwithstanding any applicable notice period to which the Executive may be entitled, whether under statue, common law, contract or otherwise);

(ii) if the Executive resigns the Executive’s employment with the Company, the date which is the last day of the period specified in paragraph 8(d) below, or such earlier date as the Company may require in accordance with paragraph 8(d);

(iii) if the Executive dies, the date of death;

(iv) if this Agreement is frustrated at law, which includes but is not limited to Incapacity as specified at paragraph 10 below, the date designated by the Company as the last day of the Executive’s employment.

(b)    The Company shall be entitled to terminate this Agreement at any time and without notice or payment in lieu thereof or any other payment except for Salary up to the Date of Termination, if the conduct of the Executive is such as to constitute just cause for dismissal. The Executive and the Company agree that “just cause” shall mean:

(i)         any regulatory sanction that precludes the Executive from fulfilling the Executive’s duties under this Agreement;

(ii)         any act of the Executive resulting in a criminal conviction of an offence that, in the sole opinion of the Company, is prejudicial to the reputation or business of the Company or which negatively impacts on the Executive’s performance of the Executive’s duties;

(iii)         any serious breach of the Company’s Workplace Violence, Discrimination and Harassment policies by the Executive as defined by the policies, rules, regulations, systems and procedures of the Company as instituted from time to time;

(iv)         the commission by the Executive of any act of fraud or theft, whether or not it involves the Company;

(v)         any serious breach by the Executive of this Agreement (including all Schedules and attachments hereto) or the Company’s written policies in effect from time to time;

(vi)         any further grounds constituting just cause under the common law.

(c)  The Company shall be entitled to terminate this Agreement and the employment of the Executive at any time without cause by providing the Executive with the following:

(i)     written notice of termination of employment the Company shall provide the Executive 60 days written notice, or pay in lieu of notice or any combination thereof, and severance pay if applicable, in accordance with and limited to the requirements and laws of the State of Florida, The United States of America, and the Company’s Policies and Procedures, as amended from time to time.  The Company will also continue all group employee benefit coverage to which the Executive is ordinarily entitled under the group executive benefit plan(s), during the period of notice of termination of employment as required by the laws of the State of Florida, The United States of America, and the Company’s Policies and Procedures, as amended from time to time;

The Executive acknowledges that the provision of such amounts as set out above within this sub article 8(c) are reasonable and that they satisfy and are inclusive of all requirements of the laws of the State of Florida, The United States of America, and the Company’s Policies and Procedures, as amended from time to time and upon receipt of the Executive’s entitlements in accordance with the laws of the State of Florida, The United States of America, and the Company’s Policies and Procedures, and in accordance with this Agreement, no further amount shall be due and payable to the Executive, whether under statute or at common law and furthermore that this Agreement shall constitute a full defense and bar to any such action, cause of action, complaint, demand or claim that the Executive may bring against the Company in any forum.  Without limiting the generality of the foregoing, the Executive understands and agrees that the Additional Notice is inclusive of and in satisfaction of any entitlements (if any) to Benefits, Pension Plan contributions and the Additional Notice will be paid by way of Salary continuation or in a lump sum, or any combination thereof, at the Company’s discretion.  The Executive understands and agrees that if the Executive chooses not to sign the Full and Final Release Agreement, then the Executive’s only entitlement will be to notice, severance pay if applicable, and benefits continuation in accordance with the laws of the State of Florida, The United States of America, and the Company’s Policies and Procedures, and those set out above at sub article 8(c)(i).   All payments are subject to the usual and necessary statutory and other deductions.

(d)    The Executive may terminate this Agreement and the Executive’s employment with the Company upon giving SIXTY DAYS (60 days) written notice to that effect to the Company. The Company may either require the Executive to continue to perform the Executive’s duties, or at its sole discretion, waive all or part of the SIXTY DAY (60 day) notice period and thus establish an earlier Date of Termination. Upon receipt of such notice of termination by the Executive, the Company shall only be required to pay the Executive’s Salary, benefits and any other amounts earned and payable under any bonus or incentive plan until the actual Date of Termination.

9.       Death:  In the event of the death of the Executive, this Agreement shall terminate immediately and without notice or payment in lieu thereof except for Salary earned to the Date of Termination.

10.       Incapacity:  Should the Executive be off work due to a physical or mental incapacity which prevents the Executive from performing the essential duties and obligations of the Executive’s position for a period of 24 consecutive months, with no reasonable prospect of the Executive resuming regular performance of the essential duties and obligations of the Executive’s position as determined by the Company on the basis of satisfactory medical evidence, the Executive shall be deemed to be permanently disabled (“Disabled”).  The Executive agrees that as the Executive is essential to the management and efficient operation of the Company, in the event the Executive becomes Disabled, this Agreement will be deemed frustrated and the Company’s obligations pursuant to the requirements of the laws of the State of Florida, The United States of America, and the Company’s Policies and Procedures as amended from time to time shall be deemed satisfied. Accordingly, in the event that the Executive is Disabled, the Company shall be entitled to terminate the Executive’s employment and the Executive shall be entitled to receive only the notice and severance payments, if any, required pursuant to the laws of the State of Florida, The United States of America, and the Company’s Policies and Procedures, as amended from time to time.  Nothing in this article shall be construed or interpreted as a guarantee of any term of employment.

11.       Obligations to Third Parties:  The Executive covenants that the Executive is not subject to any outstanding employment agreement or restrictive covenant inconsistent with the terms of this Agreement. It is understood that the Executive has not disclosed and will not disclose to the Company any confidential information belonging to any third party in breach of any obligation of confidence, and the Executive has not induced or caused, and will not induce or cause the Company to use or disclose any confidential information to any third party.

12.       Intellectual Property and Confidential Information Agreement:  The Executive will be required to execute along with this Agreement, the forthcoming Intellectual Property and Confidential Information Agreement of the Company as outlined by the Company’s Policies and Procedures and set forth by the Company’s Board of Directors, which forms part of this Agreement. The Executive acknowledges the ongoing nature of the obligations set out in the Intellectual Property and Confidential Information Agreement and the Executive agrees that the Executive shall abide by its provisions.

13.       Non-Solicitation:

(a)   The Executive covenants and agrees with the Company that during the period of the Executive’s employment under this Agreement and for a period of one (1) year after the Date of Termination, the Executive will not (without the prior written consent of the Company) directly or indirectly, either individually or in partnership or jointly or in conjunction with any person or persons, firm, association, syndicate or corporation, as employee, principal, agent, shareholder or in any other manner whatsoever, solicit the employment of or services of employees or service providers of the Company for the purposes of causing such employees or service providers to leave their employment or terminate or change their relationship with the Company or take employment or enter into a relationship with any business located in North America, including: Canada, Mexico, or the United States -- which is engaged in, established within, or marketing within the Cleaner-Lubricant-Protectant (CLP) market, or any such industry deemed by the Company as direct or indirect competition representing marketers or distributors of similar products and/or services provided by the Company (a “Competitive Business”).

(b)  The Executive covenants and agrees with the Company that during the period of the Executive’s employment under this Agreement and for a period of one (1) year after the Date of Termination, the Executive will not (without the prior written consent of the Company) directly or indirectly, either individually or in partnership or jointly or in conjunction with any person or persons, firm, association, syndicate or corporation, as employee, principal, agent, shareholder or in any other manner whatsoever, solicit or attempt to solicit the business of clients of the Company or assist any other organization or individual to solicit or attempt to solicit the clients of the Company, with whom the Executive had material business contact at any time during the twelve (12) months prior to the cessation of his employment with the Company.

14.   Restrictions Reasonable: The Executive agrees that, given the Executive’s senior position with the Company, the Executive is a fiduciary of the Company.  In particular, the Executive acknowledges that given the Executive’s significant and detailed knowledge of the Company’s specialized business and confidential competitive information, the Executive has the ability to seriously harm the interests of the Company by soliciting employees, service providers or clients of the Company.  Furthermore, the Executive agrees that given the specialized nature of services provided by the Company, the Company has a limited potential client base.  The Executive therefore acknowledges that all covenants and restrictions in this Agreement (including, without restriction, covenants and restrictions in Article 13) are reasonable and valid and all defences to the strict enforcement thereof by the Company are hereby waived.  The Executive agrees not to assert that any covenant or provision in this Agreement is void or unenforceable.  If any covenant or provision herein is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision.

15.   Equitable Relief:  The Executive acknowledges that upon any breach by the Executive of any of the terms of this Agreement or the Intellectual Property and Confidential Information Agreement, the Company shall be entitled to pursue any and all remedies available to it at law or equity, including without limiting the foregoing, injunctive relief and action for damages and other relief whether legal or equitable; and the Executive further covenants and agrees to indemnify and save the Company harmless from and against all costs and expenses including legal and other professional fees and expenses incurred by the Company in connection with or arising out of any proceeding instituted by the Company against the Executive to enforce the terms and provisions of this Agreement where the Company is successful in whole or in part in such proceeding.

16.   Survival: Articles 8, 13, 14 and 15 shall survive the termination of this Agreement and the Executive’s employment with the Company.  The Executive further agrees that such Articles and the operation of such Articles shall not be affected by the manner of termination of this Agreement and the Executive’s employment with the Company.

17.   General Matters:

(a)  Notices. Any notice or communication (a "Notice") required or permitted under this Agreement shall be in writing and shall be sent by facsimile transmission or by personal delivery. The Executive may, by written Notice to the Company, change the address or facsimile number to which deliveries and transmissions shall thereafter be made. The Company shall notify the Executive of any change in the address for Notice of the Company. Until changed, the address and facsimile number of the Company and the Executive shall respectively be as follows:

To the Company:

Infinity Real Estate Holdings Corporation
Suite 300,
951 Mariners Island Boulevard
San Mateo, CA 94404
Contact Number: (403) 966-2169
Fax Number: (941) 296-8991

To the Executive:

Trevor Erridge
42103 Mill Creek Avenue
Atlanta, GA 30022
Contact Number: (770) 331-3264
erridget@bellsouth.net

(b)   Deemed Date of Delivery. Any Notice given before 3:00 p.m. on a business day in accordance with the provisions of this Agreement shall be deemed to have been received by the party to which it was addressed on the day of personal delivery or facsimile transmission. Any Notice given after 3:00 p.m. on a business day or on a day that is not a business day shall be deemed to have been received by the party to which it was addressed on the next business day following the day of personal delivery or facsimile transmission.

(c)   Waiver of Breach. The waiver by either the Company or the Executive of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or the Executive. Continuation of payments hereunder by the Company following a breach by the Executive of any provision of this Agreement shall not preclude the Company from thereafter terminating said payments based upon the same violation.

(d)   Severability. It is mutually agreed and understood by the parties hereto that should any of the agreements and covenants contained herein be determined by any court of competent jurisdiction to be invalid by virtue of being vague or unreasonable, including but not limited to the provisions of Article 14, then the parties hereto consent that this Agreement shall be amended retroactive to the date of its execution to include the terms and conditions said court deems to be reasonable and in conformity with the original intent of the parties hereto and the parties hereto consent that under such circumstances, said court shall have the power and authority to determine what is reasonable and in conformity with the original intent of the parties hereto to the extent that said covenants or agreements are enforceable. In the event that any provision herein or part thereof is deemed void, invalid, illegal or unenforceable by a court of competent jurisdiction, this Agreement shall continue in force with respect to the enforceable provisions and all rights accrued under the enforceable provisions shall survive any such declaration.

(e)   Headings. The division of this Agreement into Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction and interpretation of this Agreement.

(f)   Construction. Words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine gender and neuter.

(g)   Further Acts. The parties hereto agree to execute and deliver such further and other documents and perform and cause to be performed such further and other acts and things as may be necessary in order to give full effect to this Agreement and every part hereof.  Furthermore, the Executive agrees that, on and after the date of this Agreement, the Executive will cooperate with the Company and its affiliates in the defence of any claims (unless brought by the Executive) that may be made against the Company or its affiliates to the extent that such claims may relate to the Executive’s duties or services hereunder. To the extent travel is required to comply with the requirements of this provision the Executive shall be reimbursed for all reasonable expenses incurred.

(h)   Amendment. This Agreement may be amended or cancelled only by mutual Agreement of the parties hereto in writing.

(i)   Assignment. This Agreement shall ensure to the benefit of and be binding upon the Executive and the Company and their respective heirs, administrators, executors, personal representatives, successors and permitted assigns.  The Executive acknowledges that his services are unique and personal.  The Executive may not assign his rights or delegate his duties or obligations under this Agreement.  However, nothing herein shall otherwise affect the right of the Company to transfer the Executive and to assign this Agreement from the Company to another subsidiary or affiliate of the Company and such change shall not be considered a material change in circumstance which would invalidate the provisions of this Agreement which, in any event, shall survive such transfer.  Furthermore, the Company may assign this Agreement to any entity to which the Company sells or transfers assets.

(j)   Entire Agreement. This Agreement, including all Schedules and attachments hereto, which form part of this Agreement, constitutes the sole and complete Agreement between the Company and the Executive with respect to its subject matter and supersedes all other agreements, both oral and written, between the Company and the Executive with respect to the matters contained herein including, without limitation, any severance agreements or arrangements between the parties hereto. No verbal or other statements, inducements, or representations have been made to or relied upon by the Executive. The parties hereto have read and understand this Agreement.

(k)   Choice of Law and Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of Sarasota County, Florida, or another appropriate jurisdiction as chosen by the Company, without regard to the principles of conflicts of law, and will in all respects be treated as a contract.  In the event of a dispute, the parties agree that any legal proceedings will be held in a location that is mutual agreed by both parties.

(l)   Independent Legal Advice. The parties hereto acknowledge that they have been afforded an opportunity to obtain independent legal advice with respect to this Agreement and its terms, and are executing the same freely, voluntarily and without duress.

IN WITNESS WHEREOF, this Agreement has been duly executed this   3rd    day of March, 2014.

SIGNED, SEALED AND DELIVERED
IN THE PRESENCE OF
/S/ Trevor Erridge
Witness	Trevor Erridge

INFINITY REAL ESTATE HOLDINGS CORPORATION

Per:	/S/ David Lavoie
David (Dave) Lavoie
CEO and Chairman